Exhibit 99.1

Fushi Copperweld Reports Third Quarter 2009 Financial Results

DALIAN, China, Nov. 6, 2009 /PRNewswire-Asia-FirstCall/ -- Fushi Copperweld, Inc. (Nasdaq: FSIN), the leading global manufacturer and innovator of copper-clad bimetallic wire used in a variety of telecommunication, utility, transportation and other electrical applications, today announced financial results for the third quarter ended September 30, 2009.

    Third Quarter Highlights
    -- GAAP EPS of $0.31
    -- Adjusted Non-GAAP EPS of $0.26
    -- Metric tons of volume shipped at Dalian increased 9.5% compared to the third quarter 2008
    -- Gross margin increased 530 basis points from 26.5% of revenues to
       31.8% of revenues
    -- Operating income increased 300 basis points from 19.2% to 22.2% of revenues
    -- Returned to profitability at Fayetteville facility; generated approximately $0.2 million of net income
    -- Generated $11.1 million of cash flow from operations in the quarter;
       $15.6 million year-to-date
    -- GAAP EPS for 4Q 2009 projected to be $0.26 - $0.30

Revenues for the third quarter of 2009 were $47.7 million compared to $63.8 million in the third quarter of the prior year, a decrease of $16.1 million or 25.2%. The decline was driven primarily by a decrease in average selling price (21.6%) resulting from lower raw material prices. Revenues were $38.9 million at the Company's Dalian, China facility and revenues from the Fayetteville, TN and Telford, UK facilities combined accounted for $8.8 million. Volume at the Company's Dalian facility increased 9.5% as compared to the third quarter 2008 due to increased 3G related demand, increased government spending on basic infrastructure projects in China and continued expansion into the utility market. On a consolidated basis, the Company experienced a slight decline of 3.7% in metric tons sold.

Gross profit for the third quarter of 2009 was $15.2 million compared to $16.9 million in the third quarter of the prior year, a decrease of $1.7 million or 10.1%. Gross margin as a percentage of revenues increased to 31.8% from 26.5% in the same period of the prior year. Gross margin at the Company's Dalian, China facility increased from 32.3% in the third quarter of 2008 to 34.6% in the third quarter of 2009 as the Company cycled through lower cost inventory. The gross margin at the Company's Fayetteville facility increased from 11.3% to 20.1% year over year mostly as a result of cost savings initiatives implemented by management. This gross margin represented the highest quarterly gross margin level achieved at the Fayetteville facility since the October 2007 acquisition of Copperweld Bimetallics.

Operating expenses for the third quarter 2009 remained relatively flat for the third quarter 2009 compared to the prior year's period at approximately $4.6 million. On a percentage basis, operating expenses in the third quarter 2009 increased 230 basis points to 9.6% from 7.3% in the prior year's quarter, primarily a result of lower sales in the third quarter of 2009.

Operating income was $10.6 million in the third quarter of 2009 compared $12.2 million in the third quarter of 2008, a decrease of $1.6 million or 13.6%. The decrease in operating income was primarily due to lower average selling prices resulting from lower raw material prices. On a percentage basis, operating income in the third quarter 2009 increased 300 basis points to 22.2% from 19.2% in the prior year's quarter.

Profit before tax for Dalian and Fayetteville and Telford combined was $10.9 million and $0.2 million respectively in the third quarter of 2009.  The loss at the Fushi Copperweld parent company level was $1.0 million primarily due to interest expenses on the high yield notes, non-cash stock-based compensation, non-cash charges related to changes in fair value of derivative liabilities related to the convertible notes conversion options, as well as professional fees and outside service expenses and partially offset by gain from the repurchase of the convertible notes. On a consolidated basis, profit before tax was $10.1 million and we recognized a net tax expense of $0.9 million, reflecting an 8.9% effective tax rate.

	Dalian	Fayetteville & Telford	Parent Company	Consolidated
Profit (Loss) before income tax	10,947,268	218,310	(1,070,657)	10,094,921
Income tax expense (credit)	1,788,366	-	(888,378)	899,988
Profit after income tax				9,194,933

Net income on a GAAP basis of $9.2 million increased $0.2 million, or 2.2%, from $9.0 million for the same period in 2008. GAAP net income margin increased to 19.3% from 14.2% for the same period in 2008.

GAAP earnings per diluted share were $0.31 per diluted share compared with $0.31 per diluted share in the third quarter of 2008. GAAP results included :(1) $2.1 million charge related to changes in fair value of derivative liability -- conversion option, (2) $3.8 million of gain on the convertible notes extinguishment (3) $0.2 million of stock-based compensation cost. Excluding the non-cash gains and expenses related to changes in fair value of derivative liability and share-based compensation, adjusted non-GAAP net income was $7.5 million, or $0.26 per diluted share in the third quarter of 2009.

During the quarter, the Company generated $11.1 million of cash flows from operations, which represented a $27.3 million increase over the same period in the previous year. The Company's cash position at the end of the third quarter was $60.0 million and the Company's debt position was $39.0 million compared to debt of $67.3 million at December 31, 2008. Accounts receivables at September 30, 2009 were $69.1 million compared to $49.8 million on December 31, 2008, an increase of 38.8%. This increase is primarily a result of extended credit terms in 2009 to certain credible customers that have long-standing business relationships with us in order to capture increased market share.

Mr. Li Fu, Chairman and Chief Executive Officer of Fushi Copperweld, commented, "We are extremely pleased with achieving yet another successful quarter for the Company. Despite the global slowdown, we were able to realize profit at all our facilities worldwide. Our China operations remained strong and we are optimistic that our results will continue to improve as we realize further benefits from the Chinese government's stimulus package and 3G network infrastructure build out. We have been prudently expanding our Chinese operations and believe we are well positioned to capitalize on the increasing demand. Market conditions in North America and Europe have stabilized, and despite flat sales our Fayetteville and Telford operations achieved profitability for the first quarter this year, a clear indication that cost savings initiatives have successfully lowered the breakeven levels at Fayetteville and Telford."

Mr. Fu continued, "We are especially pleased with the addition of Linda Zhang as Chief Financial Officer and the expertise she has brought at a pivotal time in our strategic growth plan. I am also very proud and pleased with the overall performance of our entire management team and their individual contributions will only serve to strengthen our team in total. I am confident that our current team will take us to the next level and build a stronger Company."

Fourth Quarter 2009 Outlook and Macro Trends

In the 2009 fourth quarter, the Company expects adjusted fully diluted earnings per share before the impact of non-cash expense related to stock-based compensation between $0.26 and $0.30 based on an estimated weighted average diluted share count of approximately 29.4 million shares. This expectation is based on an effective tax rate at the consolidated level of 8%.

Mr. Fu continued, "As we look forward, we continue to be optimistic and expect continued growth in demand for CCA-based telecom products due to China's 3G infrastructure investments. We also continue to believe that the electrical utility market presents significant opportunities as stimulus packages increase national transmission and distribution spending and we prep the market for the introduction of 8,200 metric tons of CCS cladding capacity by the end of first quarter 2010. At our Fayetteville and Telford facilities, we have successfully lowered the breakeven level at our Fayetteville facility and have recalibrated costs to match economic conditions. With markets stabilizing, we are now in a stronger position to pursue incremental growth opportunities."

Accounting for derivative liability -- conversion option

Effective January 1, 2009, the Company adopted the provisions of EITF Issue 07-5 "Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity's Own Stock", which is effective for financial statements for fiscal years beginning after December 15, 2008 and which replaced the previous guidance on this topic in EITF Issue 01-6. As a result, from January 1, 2009, the Company is required to separately account for the conversion option embedded in the Company's $5,000,000 convertible notes as a derivative instrument liability, carried at fair value and marked-to-market each period, with changes in the fair value each period charged or credited to income. In the third quarter of 2009, the Company recorded non-cash charges to income for changes in the fair value of these derivative liabilities of $2.1 million, or $0.07 per diluted share. There is no impact on periodic cash flows.

Reconciliation of Non-GAAP Financial Measures

Our net income was materially impacted by certain non-cash expenses including stock-based compensation and change in the fair value of derivative liabilities related to the conversion in our outstanding convertible notes. In the third quarter 2009, we also recognized a one-time non-cash gain on redemption of convertible notes. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use EPS as adjusted for the impact of non-cash expenses related to stock-based compensation and the change in the fair value of derivative liabilities related to the conversion option in our outstanding convertible notes. These Company-defined adjusted measures are being provided because management believes they are useful in analyzing the underlying operating performance of the business. These measures may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to accounting principles generally accepted in the United States. A reconciliation of earnings per share as reported and operating income as reported to adjusted non-GAAP earnings per share and adjusted non-GAAP operating income follows:

	2009 Q3	2008 Q3

GAAP Net Income	9,194,932	9,046,950

Non-cash expense:

Change in fair value of derivative liability - conversion option	2,058,352	-

Gain on CB extinguishment	(3,842,935)	-

Stock-based compensation	179,527	523,474
Total non-cash expense	(1,605,056)	523,474

Provision for income tax	(61,039)	(177,981)

Adjusted to Non-GAAP Net income	7,528,837	9,392,443

GAAP Earnings per share:
Basic	0.33	0.33
Diluted	0.31	0.32

Non-GAAP Earnings per share:
Basic	0.27	0.34
Diluted	0.26	0.33

Explanation of Redemption of Convertible Notes

On August 13, 2009, the Company entered into a Notes Purchase Agreement (the "Repurchase Agreement") with Citadel Equity Fund Ltd. Pursuant to the Repurchase Agreement, the Company repurchased $2.0 million principal amount of the convertible notes in exchange for the issuance 440,529 shares of our common stock, valued at $4.0 million.  The remaining $3.0 million principal amount will be repurchased for cash in the amount of $6,060,000. The early repurchase of the notes prior to the maturity date will result in a recognized gain of $3.8 million.

Third Quarter Earnings Call

The Company will conduct a conference call to discuss the third quarter 2009 results today, Friday, November 6, 2009, at 8:00 am ET. Listeners may access the call by dialing +1-800-355-4959. To listen to the live webcast of the event, please got to Fushi Copperweld's website at http://www.fushicopperweld.com/fcw/index.php/events-presentations . Please go to the website 15 minutes early to download and install any necessary audio software.

A replay of the call will be available from November 6, 2009 to November 16, 2009. Listeners may access the replay by dialing +1-800-408-3053; password: 5500028.

About Fushi Copperweld, Inc.

Fushi Copperweld, Inc. through its wholly owned subsidiaries, Fushi International (Dalian) Bimetallic Cable Co, Ltd., and Copperweld Bimetallics, LLC, is the leading manufacturer and innovator of copper cladded bimetallic engineered conductor products used in the electrical, telecommunications, transportation, utilities and industrial industries. With extensive design and production capabilities and a long-standing dedication to customer service, Fushi Copperweld, Inc. is the preferred choice bimetallic products world-wide.  For more information, visit: http://www.fushicopperweld.com .

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as "will" "believes", "expects" or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect.  All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

For more information, please contact:

     Nathan J. Anderson
     Vice President of Investor Relations
     Fushi Copperweld, Inc.
     Tel:   +1-931-433-0482
     Email: IR@fushicopperweld.com

     Judy Zhu
     IR Manager
     Fushi Copperweld, Inc.
     Tel:   +1-931-433-0482
     Email: jzhu@fushicopperweld.com

FUSHI COPPERWELD, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2009 AND DECEMBER 31, 2008

ASSETS
	September 30,	December 31,
	2009	2008
	Unaudited
CURRENT ASSETS:
Cash	$60,009,611	$65,611,770
Restricted cash	-	1,000,000
Accounts receivable, trade, net of allowance of bad debt of $1,181,365
and $318,529 as of September 30, 2009 and December 31, 2008, respectively	69,052,683	49,782,548
Inventories	10,657,786	6,977,852
Other receivables and prepaid expenses	656,439	1,041,273
Advances to suppliers	5,164,959	20,261,585
Deposit in derivative hedge	1,000,000	1,000,000
Prepaid taxes	-	670,805
Total current assets	146,541,478	146,345,833

PLANT AND EQUIPMENT, net	115,610,582	119,761,027

OTHER ASSETS:
Advances to suppliers, non-current	5,862,776	4,022,879
Notes receivables, non-current	729,106	799,106
Intangible assets, net of accumulated amortization	12,042,501	12,406,920
Deferred loan expense, net	2,500,375	3,317,725
Deferred tax assets	11,057,111	7,804,027
Total other assets	32,191,869	28,350,657

Total assets	$294,343,929	$294,457,517

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Revolver line of credit	$3,988,509	$4,712,075
Accounts payable, trade	3,335,847	7,204,156
Notes payable, current	10,000,000	5,000,000
Short-term bank loans	-	17,588,400
Other payables and accrued liabilities	8,385,214	4,751,460
Extinguished convertible note liabilities	6,060,000	-
Customer deposits	297,533	542,540
Taxes payable	3,314,803	-
Cross currency hedge payable	1,071,557	104,324
Obligation under capital lease, current	68,976	-
Loan from shareholder	4,553,731	-
Total current liabilities	41,076,170	39,902,955

LONG-TERM LIABILITIES:
Notes payable, non-current	25,000,000	40,000,000
Obligation under capital lease, non-current	174,046	-
Fair value of derivative instrument	7,652,664	4,377,076
Total long-term liabilities	32,826,710	44,377,076

Total liabilities	73,902,880	84,280,031

COMMITMENTS AND CONTINGENCIES		7,197,794

SHAREHOLDERS' EQUITY:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued or outstanding as of September 30, 2009 and December 31, 2008	-	-
Common stock, $0.006 par value, 100,000,000 shares authorized,
September 30, 2009: 30,543,716 shares issued and 28,343,716 outstanding
December 31, 2008: 27,499,034 shares issued and 27,399,034 outstanding	170,063	164,395
Restricted common stock in escrow	13,200	600
Additional paid in capital	105,197,671	91,172,890
Common stock subscription receivable	(5,919,597)	-
Statutory reserves	14,979,861	12,316,147
Retained earnings	88,450,844	78,613,158
Accumulated other comprehensive income	17,549,007	20,712,502
Total shareholders' equity	220,441,049	202,979,692

Total liabilities and shareholders' equity	$294,343,929	$294,457,517

FUSHI COPPERWELD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008
(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

REVENUES	$47,676,346	$63,823,927	$131,234,427	$180,369,083

COST OF GOODS SOLD	32,506,879	46,931,400	93,672,906	131,996,263

GROSS PROFIT	15,169,467	16,892,527	37,561,521	48,372,820

OPERATING EXPENSES
Selling expenses	1,078,158	1,223,087	3,366,719	3,274,048
General and administrative expenses	3,510,034	3,418,704	9,747,637	11,335,948
Total operating expenses	4,588,192	4,641,791	13,114,356	14,609,996

INCOME FROM OPERATIONS	10,581,275	12,250,736	24,447,165	33,762,824

OTHER INCOME (EXPENSE)

Interest income	76,094	176,830	242,717	529,651
Interest expense	(1,201,014)	(1,800,738)	(4,150,086)	(7,386,274)
(Loss) gain on derivative instrument	(1,199,438)	(32,482)	(1,581,812)	322,708
Gain on convertible note extinguishment	3,842,935	-	3,842,935	-
Change in fair value of derivative liability - warrants	-	-	(752,114)	-
Change in fair value of derivative liability - conversion option	(2,058,352)	-	(7,181,198)	-
Other income (expense)	53,421	(71,653)	(193,061)	(179,655)
Total other expense, net	(486,354)	(1,728,043)	(9,772,619)	(6,713,570)

INCOME BEFORE INCOME TAXES	10,094,921	10,522,693	14,674,546	27,049,254

PROVISION FOR INCOME TAXES	899,988	1,475,743	815,996	3,150,962

NET INCOME	9,194,933	9,046,950	13,858,550	23,898,292

OTHER COMPREHENSIVE INCOME
Unrealized gain on marketable securities	-	-	-	22,301
Foreign currency translation adjustment	72,136	1,899,163	112,093	14,062,515
Change in fair value of derivative instrument	237,768	3,940,908	(3,275,588)	3,209,403

COMPREHENSIVE INCOME	$9,504,837	$14,887,021	$10,695,055	$41,192,511

EARNINGS PER SHARE:
Basic	$0.33	$0.33	$0.50	$0.88
Diluted	$0.31	$0.31	$0.48	$0.83

WEIGHTED AVERAGE SHARES:
Basic	28,084,416	27,387,302	27,827,152	27,263,638
Diluted	29,206,508	28,446,786	28,676,832	28,601,237

FUSHI COPPERWELD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008
(UNAUDITED)

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,858,550	$23,898,292
Adjustments to reconcile net income
provided by (used in) operating activities:
Bad debt expense	862,302	355,293
Inventories write-off	119,133	-
Reserve for inventories	62,914	401,646
Depreciation	7,191,842	4,728,235
Loss on sale of property and equipment	117,430	-
Deferred taxes	(3,253,085)	(1,295,286)
Amortization of intangible assets	357,449	256,722
Amortization of loan commission	817,349	2,525,756
Interest penalty	-	710,544
Amortization of stock compensation expense	1,108,254	1,437,557
Loss (gain) on derivative instrument	1,581,812	(322,708)
Gain on convertible note extinguishment	(3,842,935)	-
Change in fair value of derivative liability - conversion option	7,181,198	-
Change in fair value of derivative liability - warrants	752,114	-
Investment loss on marketable securities	-	16,158
(Loss) gain on derivative instrument
Accounts receivable	(20,177,587)	(24,965,036)
Inventories	(3,756,514)	(7,885,132)
Other receivables and prepayments	501,770	1,092,497
Advances to suppliers - current	15,073,210	(22,061,823)
Accounts payable	(3,839,555)	2,521,359
Other payables and accrued liabilities	(2,863,124)	(2,737,772)
Customer deposits	(250,861)	528,731
Taxes payable	3,984,006	960,752
Net cash provided by (used in) operating activities	15,585,672	(19,834,215)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of marketable securities	-	2,983,842
Payments on derivative instrument	(614,580)	-
Proceeds from derivative instrument	-	973,556
Deposit in derivative hedge	-	(1,000,000)
Purchase of land use right	-	(1,687,468)
Proceeds from sale of property and equipment	424,444	-
Purchases of property and equipment	(3,292,007)	(15,540,210)
Net of refund and (payments) on prepayment of equipment	(1,877,177)	(3,148,802)
Net cash used in investing activities	(5,359,320)	(17,419,082)

CASH FLOWS FROM FINANCING ACTIVITIES:
Release of restricted cash	1,000,000	-
Net (payments) borrowings on revolver line of credit	(723,566)	2,279,289
Proceeds from short-term bank loans	-	16,908,000
Proceeds from shareholder loan	4,552,000	-
Payments on short-term bank loans	(17,553,600)	(17,268,032)
Payment on capital lease obligation	(23,575)	-
Payment of high yield notes payable	(5,000,000)	-
Proceeds from exercise of stock warrants	-	139,394
Proceeds on issuance of common stock and warrants	1,920,000	-
Net cash (used in) provided by financing activities	(15,828,741)	2,058,651

EFFECT OF EXCHANGE RATE ON CASH	230	5,323,298

DECREASE IN CASH	(5,602,159)	(29,871,348)

CASH, beginning of period	65,611,770	79,914,758

CASH, end of period	$60,009,611	$50,043,410

Supplemental cash flow disclosures:
Interest paid	$3,650,785	$5,895,129
Income tax paid	$3,609,505	$2,907,756

FUSHI COPPERWELD, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Common stock
	Shares outstanding		Shares In escrow		Additional	Common stock	Retained earnings		Accumulated
	Number	Par	Number	Par	paid in	subscription	Statutory	Unrestricted	comprehensive
	of shares	value	of shares	value	capital	receivable	reserves	earnings	income (loss)	Totals

BALANCE, December 31, 2007	25,211,304	$151,268	100,000	$600	$77,665,064	$	$8,321,726	$54,133,070	$4,015,930	$144,287,658

CB transfer to common stock @$7.00	2,142,857	12,857			14,987,143					15,000,000
Adjustment to shares outstanding	4,851	29			(29)					-
Exercise of warrants for cash @ $3.11	44,873	270			139,124					139,394
Stock compensation expense					1,437,557					1,437,557
Net income								23,898,292		23,898,292
Allocation of APIC due to Kuhn's litigation					(3,487,250)					(3,487,250)
Adjustment to statutory reserve							3,254,932	(3,254,932)		-
Change in fair value of derivative instrument									3,209,403	3,209,403
Foreign currency translation gain									14,062,515	14,062,515
Reverse unrealized loss on marketable securities									22,301	22,301

BALANCE, September 30, 2008 (unaudited)	27,403,885	164,424	100,000	600	90,741,609	-	11,576,658	74,776,430	21,310,149	198,569,870

Adjustment to shares outstanding	(4,851)	(29)			29					-
Stock compensation expense					431,252					431,252
Net income								4,576,217		4,576,217
(Loss) gain on derivative instrument							739,489	(739,489)		-
Change in fair value of derivative instrument									928,917	928,917
Foreign currency translation gain									(1,526,564)	(1,526,564)

BALANCE, December 31, 2008, as previously reported	27,399,034	164,395	100,000	600	91,172,890	-	12,316,147	78,613,158	20,712,502	202,979,692

Cumulative effect of reclassification of conversion option
BALANCE, January 1, 2009, as adjusted (unaudited)	27,399,034	164,395	100,000	600	91,172,890	-	12,316,147	77,256,008	20,712,502	201,622,542

Shares issued for cash @ $4.80	400,000	2,400			1,706,157					1,708,557
Shares issued for convertible note extinguishment @ $9.80	440,529	2,643			3,997,357					4,000,000
Shares placed in escrow (subscription receivable)			2,200,000	13,200	6,249,481	(6,262,681)				-
Shares removed from escrow as payment of liability	100,000	600	(100,000)	(600)		343,084				343,084
Reclassification of derivative liability-warrant to equity					963,557					963,557
Exercise of stock option	4,153	25			(25)					-
Stock compensation expense					1,108,254					1,108,254
Net income								13,858,550		13,858,550
Adjustment to statutory reserve							2,663,714	(2,663,714)		-
Change in fair value of derivative instrument									(3,275,588)	(3,275,588)
Foreign currency translation gain									112,093	112,093

BALANCE, September 30, 2009 (unaudited)	28,343,716	$170,063	2,200,000	$13,200	$105,197,671	$(5,919,597)	$14,979,861	$88,450,844	$17,549,007	$220,441,049